Exhibit 3

[Translation]

Notice to U.S. Shareholders

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Nippon Paper Group, Inc.

2-2, Hitotsubashi 1-chome,

Chiyoda-ku, Tokyo 100-0003, Japan

NOTICE OF THE RESOLUTIONS ADOPTED AT THE 12TH

ORDINARY GENERAL MEETING OF SHAREHOLDERS

(Ticker Code: 3893)

June 28, 2012

Dear Shareholder:

This is to inform you of the reports made and the resolutions adopted at the 12th Ordinary General Meeting of Shareholders of Nippon Paper Group, Inc. held today, as follows:

Items reported:

(i)	the content of the Business Report and the content of the Consolidated Financial Statements, and the report on the results of the audit conducted on the Consolidated Financial Statements by the Accounting Auditors and the Board of Statutory Auditors, for the 12th Fiscal Period (from April 1, 2011 to March 31, 2012)

(ii)	the content of the Financial Statements for the 12th Fiscal Period (from April 1, 2011 to March 31, 2012)

We reported the above at the Meeting.

[Translation]

Matters resolved:

Proposal 1. Dividend of Surplus

The proposal was approved as proposed.

It was resolved that the year-end dividend should be ¥20 per share of common stock.

Proposal 2. Approval for the Absorption-type Merger Agreement between the Company and Nippon Paper Industries Co., Ltd.

The proposal was approved as proposed.

The outline of the absorption-type merger agreement is as follows.

1.	Parties of the Merger

Absorbing company: Nippon Paper Industries Co., Ltd. (wholly owned subsidiary of the Company)

Absorbed company: the Company

2.	The Shares to be Allotted and Delivered to the Shareholders of the Company in the Merger

One common stock of Nippon Paper Industries Co., Ltd. shall be allotted and delivered, as of the effective date of the merger, for each share of the common stock of the Company that shareholders of the Company (i.e., shareholders of the Company who are recorded on the Company’s shareholder registry as of the day immediately preceding the effective date of the merger) own.

3.	Effective Date of the Merger

April 1, 2013 (planned)

4.	Protection of the Company’s Shareholders’ Rights

Though the shareholders of the Company will newly be shareholders of Nippon Paper Industries Co., Ltd. on the effective date of the merger, the shareholders of the Company will have rights to exercise voting rights at Nippon Paper Industries Co., Ltd.’s Ordinary General Meeting of Shareholders (scheduled to take place in June 2013) and rights to receive dividends that are scheduled to be resolved at such General Meeting.

<Note>

Although common stock of Nippon Paper Industries Co., Ltd. will be allotted and delivered to the shareholders of the Company, the shareholders of the Company do not have to follow any special procedures for this.

We plan to notify the shareholders on the Company’s shareholder registry of the details regarding the merger, such as the schedule of the merger, in December of this year.

Proposal 3. Decrease of the Amount of Capital Reserves

It was approved, as proposed, that the Company decrease 315,462,000,000 yen out of 328,962,542,862 yen of capital reserve as of August 21, 2012 (planned) in accordance with the provisions of Paragraph 1 of Article 448 of the Companies Act.

[Translation]

Proposal 4. Partial Amendment of the Articles of Incorporation

The proposal was approved as proposed.

(1)	In order to enable the Company to execute a contract for limitation of liability with Outside Statutory Auditors, and to make it possible to invite persons suitable to be Outside Statutory Auditors and to take full advantage of their expected roles, a new provision has been added, which will enable the Company to execute a Contract for Limitation of Liability with Outside Statutory Auditors.

(2)	Due to the addition of this provision, the numbers of Article 33 and the following Articles of the existing Articles of Incorporation are 1 larger than their respective current numbers.

Details of the proposed amendment are as follows:

(The underlines reflect said amendments.)

The Existing Articles of Incorporation	Amendment proposals
(a new provision)

(Contract for Limitation of Liability with Outside Statutory Auditors)

Article 33. The Company may, pursuant to the provisions of Paragraph 1 of Article 427 of the Companies Act, execute a contract for limitation of liability with the Outside Statutory Auditors, which limits liability for damages due to negligence of their duties, provided, however, that their maximum amount of limit of liability shall be the amount set forth by laws or ordinances.

Chapter 6: Accounting Auditor Article 33 through Article 34 (The body texts are omitted) Chapter 7: Accounts Article 35 through Article 38 (The body texts are omitted)	Chapter 6: Accounting Auditor Article 34 through Article 35 (same as existing Article 33 through 34) Chapter 7: Accounts Article 36 through Article 39 (same as existing Article 35 through 38)

Proposal 5. Election of Ten (10) Directors

The following persons, as proposed, were elected as Directors of the Company, and took their offices respectively.

Masatomo Nakamura, Yoshio Haga, Tsuyoshi Yamashita, Masaru Motomura,

Fumio Manoshiro, Syuhei Marukawa, Hironori Iwase, Kazuhiro Sakai,

[Translation]

Masahiro Hirakawa (reelected)

Kazufumi Yamasaki (newly elected)

Proposal 6. Election of Four (4) Statutory Auditors

The following persons, as proposed, were elected as Statutory Auditors of the Company, and took their offices respectively.

Makoto Terao (reelected)

Akito Hamashima, Seiichi Fusamura, Kunio Sakamoto (newly elected)

Proposal 7. Election of One (1) Substitute Statutory Auditor

Masashi Ozawa, as proposed, was elected as Substitute Statutory Auditor of the Company.

Proposal 8. Renewal of a Plan against Large-Scale Purchase of the Company’s Shares etc. (Takeover Defense Measures)

The proposal was approved as proposed.

Yours truly,

Yoshio Haga

President, Representative Director

[End]

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Notice of Payment of Year-End Dividend

Please receive the year-end dividend for the 12th fiscal year by delivering the “Statement of Your Year-end Dividend” which is enclosed herewith during the payment period (from June 29, 2012 to August 10, 2012).

For shareholders who designated a bank account to which the dividends shall be wire-transferred, please confirm the enclosed the “Bank Account Information”. For shareholders who designated the method of allocation in proportion to the number of shares held, please confirm the enclosed “Note of the Receipt of Your Dividend”.

As for the tax amounts, etc. of shareholders who designated the method of allocation in proportion to the number of shares held, please confirm with the security companies, etc. with which you are trading.

“Payment Statement for Your Dividend”

The “Payment Statement for Your Dividend” serves as the “Notice of Payment” under the Act on Special Measures concerning Taxation, and may be used as an attachment in income tax returns.

[Translation]

The “Payment Statement for Your Dividend” is enclosed for shareholders who receive dividends using the “Statement of Your Dividend” in every payment of dividends.

[End]

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.